Exhibit 99.2

Innovo Group Reports Fiscal 2006 Fourth Quarter Results

LOS ANGELES, February 7, 2007 – Innovo Group Inc. (the “Company”) (NASDAQ: INNO) today announced financial results for the fourth quarter ended November 25, 2006.  Highlights were:

•                  The Company reported record quarterly revenues from its Joe’s Jeans business of $14.0 million during the fourth quarter, a 100% increase over the prior year comparative period.

•                  During the quarter, the Company reported operating income of $460,000 excluding the impact of a one-time $344,000 termination expense to exit New York office space.

•                  The Company exited 2006 with gross margins of 38% compared to negative gross margins during the fourth quarter of fiscal 2005, and an over 60% increase in its Joe’s Jeans gross profits for the full fiscal year.

For the year ended November 25, 2006, overall net sales from continuing operations were $46.6 million compared to overall net sales from continuing operations of $35.9 million from the prior year comparative period, a 30% increase.  Overall net sales of the Company’s Joe’s Jeans business during 2006 were $45.3 million compared to $33.3 million during fiscal 2005, a 36% increase.  For the fourth quarter, Joe’s Jeans net sales were $14.0 million, a 100% increase over net sales of $7.0 million during the prior year comparative period.

Marc Crossman, President, Chief Executive Officer of the Company, commented, “We are very pleased with our better than expected performance which was highlighted by significant growth in sales of our Joe’s Jeans branded products.  Our sales were driven primarily by very strong performance in our women’s department store business, as well as solid growth in our specialty store sales.  Additionally, our men’s line continues to perform well at retail, growing steadily in line with our expectations.”

During the fourth quarter, the Company reported operating income of $116,000 after taking effect of a one-time $344,000 termination expense to exit New York office space, or $0.00 per share, compared to a loss of $5.5 million, or ($0.17) per share in the corresponding period a year ago.

Crossman continued, “We began 2006 with a restructuring effort to focus our business on our Joe’s Jeans brand, and exiting the year we are very proud of what this organization has accomplished.  Despite the time, energy and resources devoted to making this strategic adjustment in our business model, we were still able exit 2006 with double digit gains in our revenues and in our gross margins, and post positive operating income during the fourth quarter.  We look forward in 2007 on focusing all of our efforts on growing the Joe’s brand domestically and internationally.”

For the year ended November 25, 2006, the Company reported gross margins of 37% from its Joe’s Jeans business compared to gross margins of 32% for the year ended November 26, 2005.  For the fourth quarter, gross margins for the Company’s Joe’s Jeans business were 38% compared to a negative gross margin during the prior year comparative period.  SG&A during the fourth quarter was $5.2 million compared to $4.6 million in the fourth quarter of 2005, a 13% increase primarily due to the one-time $344,000 termination expense to exit the Company’s New York office space formerly utilized in connection with previously terminated licenses.

For the year ended November 25, 2006, the Company reported a net loss from continuing operations of $7.1 million, or $0.21 per share, compared to a net loss from continuing operations of $8.5 million during the year ended November 26, 2005 or $0.26 per share.

The Company will host a conference call to discuss its fourth quarter fiscal 2006 results today, February 7, 2007 beginning at 4:30 pm Eastern Time. To access the live call, please dial (800) 322-5044 (U.S.) or (617) 614-4927 (international).  The conference ID number and participant passcode is 52099071 and is entitled the “Q4 2006 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on February 7, 2007 until 11:59 PM Eastern Time on February 21, 2007 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 83885182.  In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s® and Joe’s Jeans™ brands. Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace and our belief in our growth strategy.   These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Dustin Huffine

323-837-3700

Integrated Corporate Relations

Investors: Brendon Frey/James Palczynski

203-682-8200

INNOVO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except  per share data)

	Quarter ended
	11/25/06	11/26/05

Net sales	$13,971	$7,496
Cost of goods sold	8,576	8,302
Gross profit	5,395	(806)

Operating expenses
Selling, general and administrative	5,190	4,588
Depreciation and amortization	89	57
	5,279	4,645
Operating income (loss)	116	(5,451)
Interest expense	(196)	(147)
Other expense	—	—
Other income	—	9
Loss from continuing operations, before taxes	(80)	(5,589)
Income taxes	8	(8)
Loss from continuing operations	$(88)	$(5,581)

(Loss) income from discontinued operations, net of tax	(9)	(12,154)
Net loss	$(97)	$(17,735)

Earnings (loss) per common share - Basic
Loss from continuing operations	$(0.00)	$(0.17)
(Loss) earnings from discontinued operations	0.00	(0.36)
Loss per common share - Basic	$(0.00)	$(0.53)

Earnings (loss) per common share - Diluted
Loss from continuing operations	$(0.00)	$(0.17)
(Loss) earnings from discontinued operations	0.00	(0.36)
Loss per common share - Diluted	$(0.00)	$(0.53)

Weighted average shares outstanding
Basic	34,343	33,302
Diluted	34,343	33,302